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EXHIBIT 11

PRIMEDEX HEALTH SYSTEMS, INC. AND AFFILIATES
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
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                                                       Three months ended           Nine months ended
                                                             July 31                     July 31
                                                   ---------------------------------------------------------
                                                       2001          2000           2001          2000
                                                   ---------------------------------------------------------
BASIC
  Weighted average number of common
     shares outstanding used in computing
     basic earnings per share                        40,147,000     38,970,000    39,845,000    38,945,000

  Net income                                       $  2,081,000   $  1,134,000  $  8,219,000  $  1,641,000
    Less: Accretion of redeemable preferred stock      (208,000)             -      (554,000)            -
                                                   -------------  ------------- ------------- -------------
   Income available to common stockholders         $  1,873,000   $  1,134,000  $  7,665,000  $  1,641,000
                                                   =============  ============= ============= =============

  Basic earnings per share                         $       0.05   $       0.03  $       0.19  $       0.04
                                                   =============  ============= ============= =============

DILUTED
  Weighted average number of common
     shares outstanding used in computing
     basic earnings per share                        40,147,000     38,970,000    39,845,000    38,945,000
  Assumed exercise of stock
     options and warrants                             1,719,000      1,224,000       999,000       713,000
  Assumed conversion of preferred stock               5,727,000              -     3,795,000             -
                                                   -------------  ------------- ------------- -------------
                                                     47,593,000     40,194,000    44,639,000    39,658,000
                                                   =============  ============= ============= =============

  Income available to common stockholders          $  1,873,000   $  1,134,000  $  7,665,000  $  1,641,000
    Accretion of redeemable preferred stock             208,000              -       554,000             -
                                                   -------------  ------------- ------------- -------------
  Income available to common stockholders
    plus assumed conversions                       $  2,081,000   $  1,134,000  $  8,219,000  $  1,641,000
                                                   =============  ============= ============= =============

  Diluted earnings per share                               0.04           0.03          0.18          0.04
                                                   =============  ============= ============= =============
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